[LOGO] Astralis Ltd.

                                                                January 21, 2004

             Astralis Receives $ 4.08 Million from Private Placement

Fairfield, New Jersey, January 21, 2004 -- Astralis Ltd (OTCBB: ASTR) announced today the closing of a private placement from which it received gross proceeds of approximately $ 4.08 million. The transaction consisted of the sale to accredited investors of units consisting of 8,159,964 shares of common stock and warrants to purchase 8,159,964 shares of common stock.

Concurrently with this transaction, SkyePharma (LSE: SKP, NASDAQ: SKYE) converted all of its outstanding shares of Series A Preferred Stock of Astralis into 25,000,000 shares of common stock at a reduced conversion price of $0.80 per share. As a result, Skyepharma, which did not otherwise participate in the transaction, will no longer generally have the rights of a preferred stockholder of Astralis. SkyePharma has agreed that 12,500,000 shares of its common stock issued upon conversion of the Series A Preferred Stock will be subject to a right of repurchase by Astralis under certain circumstances at a premium to the conversion price. Following the conversion of the preferred stock and the issuance of shares in the private placement, Astralis will have approximately 70,698,153 million shares of common stock outstanding and no longer has any shares of preferred stock outstanding. This total excludes outstanding warrants and options, and warrants issued in the private placement.

"These funds bring our current cash-on-hand to approximately $ 5.3 million, providing us with the financial resources to fund Phase II clinical trials of Psoraxine(R) , for the treatment of psoriasis and continue our research & development plan," said Mike Ajnsztajn, Chief Executive Officer.

The securities offered to accredited investors in the private placement were sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, Astralis has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

This press release may contain forward-looking statements regarding Astralis Ltd. Clinical results may differ materially from those described in the press release as a result of a number of factors. There can be no assurance that PSORAXINE(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.

Astralis Ltd
75 Passaic Ave
Fairfield, New Jersey, 07004
Phone: 1 (973) 227- 7168
Fax: 1 (973) 227- 7169
Email: info@astralisltd.com

Mike Ajnsztajn, Chief Executive Officer
Gina Tedesco, Chief Financial Officer